Exhibit 10.18





                      SAN JOSE WATER COMPANY



                      EXECUTIVE SUPPLEMENTAL
                         RETIREMENT PLAN






  (As restated to reflect amendments made through May 1, 2003)





                           TABLE OF CONTENTS
                           -----------------

I.     DEFINITIONS

II.    PARTICIPATION

III.   RETIREMENT BENEFIT

IV.    VESTING

V.     FUNDING NATURE OF THE PLAN

VI.    ADMINISTRATION OF THE PLAN

VII.   AMENDMENTS AND TERMINATION

VIII.  MISCELLANEOUS






                   THE SAN JOSE WATER COMPANY
                   --------------------------
             EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
             --------------------------------------
     On July 22, 1992 the Board of Directors of the San Jose Water Company (the "Company") adopted the San Jose Water Company Executive Supplemental Retirement Plan (the "Plan"). The Plan is designed to supplement the retirement income of a designated select group of management and/or highly compensated executives of the Company. The Plan is intended to be a nonqualified, unfunded retirement plan. The purpose of the Plan is to improve the ability of the Company to attract, retain and motivate management individuals. The Plan has been amended on seven occasions since its adoption and is hereby further amended and restated in its entirety. This restatement is effective January 1, 2001, except to the extent expressly provided otherwise herein.

I.   DEFINITIONS

     Wherever used herein the following terms have the meanings indicated:

     1.1 "Accrued Benefit" means, at any time, the benefit computed in accordance with Section 3.1 (as adjusted, if applicable pursuant to Section 3.11).

     1.2 "Actuarially Equivalent" has the meaning set forth in the San Jose Water Company Retirement Plan.

     1.3 "Beneficiary" means the person or persons entitled to receive a Participant's retirement benefits as provided in
Section 3.6.

     1.4 "Benefit Commencement Date" means the date on which a Participant's retirement benefits commence to be payable under this Plan. Such date shall be the later of (i) the date the Participant first satisfies the requirements for an Early Retirement Date or Normal Retirement Date or (ii) the Participant's date of separation from service.

     1.5 "Board of Directors" means the Board of Directors of San Jose Water Company.

     1.6 "Change in Control" means a Change in Control as defined at the relevant time in the Executive Severance Plan or successor thereto or, if the Executive Severance Plan ceases to exist and is not succeeded by another similar plan, as it was last defined in the Executive Severance Plan.

     1.7 "Committee" means the committee established pursuant to Article V hereof, as it shall be constituted from time to time.

     1.8 "Company" means San Jose Water Company and any successor to all or a major portion of the assets or business of the San Jose Water Company.

     1.9 "Compensation" means, for any calendar month, a Participant's salary for such month plus any annual cash performance bonus paid in such month; provided that if a Participant terminates employment before the Company pays annual bonuses for its 2003 fiscal year, Compensation for each of the calendar months in 2003 shall include one twelfth (1/12) of such Participant's annual bonus for such year if it has been determined at the time of termination or, if not his or her target annual bonus for such year. No other bonus or special compensation will be included except to the extent expressly provided otherwise by the Board of Directors or the Compensation Committee thereof; provided that any retention bonus paid in 2001 to a Participant who was not at the time of payment thereof a director of the Company or its parent shall be treated as an annual cash bonus for purposes of computing such Participant's Compensation for the month of payment of such retention bonus.

     1.10 "Credited Service" has the meaning set forth in the San Jose Water Company Retirement Plan.

     1.11  "Death Benefit" has the meaning set forth in Section
3.10 of the Plan.

     1.12 "Early Retirement Date" means the first day of the month coinciding with or next following the date when a Participant has both attained the age of fifty-five (55) years and completed ten (10) years of Credited Service with the Company.

     1.13 "Eligible Employee" means any officer of the Company or Employee selected by the Committee, unless the Committee determines that such officer or Employee does not fall within ERISA's definition of a select group of management or highly compensated employees.

     1.14 "Employee" means a person who is employed by the Company.

     1.15  "Executive Severance Plan" means SJW Corp. Executive
Severance Plan, as amended from time to time.

     1.16  "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time.

     1.17 "Final Average Compensation" means, on any date, a Participant's average monthly Compensation for that consecutive thirty-six (36) calendar month period within the last one hundred twenty (120) consecutive calendar months ending on or before such date during which such average Compensation is the highest.

     1.18 "Normal Retirement Date" means the first day of the calendar month coinciding with or next following the date when a Participant attains sixty-five (65) years of age.

     1.19 "Participant" means an Eligible Employee who has received written notification from the Company that he has been designated as a Participant of the Plan by the Committee following satisfaction of the eligibility requirements described in Section 2.1.

     1.20  "Plan" means the San Jose Water Company Executive
Supplemental Retirement Plan as set forth in this document and in any amendments from time to time made hereto.

     1.21 "Qualified Joint and Survivor Annuity" has the meaning set forth in the San Jose Water Company Retirement Plan.

     1.22 "Retirement Benefit" means the benefit payable under this Plan, calculated in accordance with Article IV.

     1.23  "San Jose Water Company Retirement Plan" means the
San Jose Water Company Retirement Plan, adopted November 1,
1950, as amended and restated from time to time.

     1.24 "Single Life Annuity" has the meaning set forth in the San Jose Water Company Retirement Plan.

     1.25 "Ten Year Certain and Life Option" has the meaning set forth in Section 3.5.

     1.26 "Year of Service" has the meaning set forth in the San Jose Water Company Retirement Plan.

II.  PARTICIPATION

     Each Eligible Employee shall become a Participant on the first day of the month coincident with the day he first becomes an Eligible Employee or such later date as the Committee shall specify.

III.  RETIREMENT BENEFIT

     3.1 Normal Retirement Benefit. The retirement benefits under this Plan to which a vested Participant who terminates employment on or after satisfying the requirements for Normal Retirement Date shall be an annual benefit for life commencing on the Participant's Benefit Commencement Date equal to two and two tenths percent (2.2%) of the Final Average Compensation of a Participant multiplied by the Participant's Years of Service (not to exceed twenty (20) years) plus one and one-tenth percent (1.1%) of the Final Average Compensation of a Participant multiplied by the Participant's Years of Service in excess of 20 years (not to exceed an additional ten (10) years) up to a total not to exceed fifty-five percent (55%) of Final Average Compensation; less benefits payable to the Participant from the San Jose Water Company Retirement Plan. The one and one-tenth percent (1.1%) and fifty-five percent (55%) of Final Average Compensation percentages stated above shall be increased to one and six tenths percent (1.6%) and sixty percent (60%) respectively for Participants who are credited with an Hour of Service, as defined in the San Jose Water Company Retirement Plan, on or after November 1, 1999. The amount of the offset for benefits paid from the San Jose Water Company Retirement Plan shall be the Actuarially Equivalent of a single life annuity commencing on the Participant's Normal Retirement Date.

     3.2 Early Retirement Benefit. A Participant who terminates employment on or after satisfying the requirements for an Early Retirement Date but before satisfying the requirements for a Normal Retirement Date may elect to receive a retirement benefit commencing on his Benefit Commencement Date. The benefit will be computed in accordance with Section 3.1, but reduced for commencement of benefits before his or her Normal Retirement Date in accordance with the early retirement provisions set forth in the San Jose Water Company Retirement Plan as in effect on the Benefit Commencement Date.

     3.3 Terminated Vested Benefit. A vested Participant who terminates employment before satisfying the requirements for an Early Retirement Date or a Normal Retirement Date may elect to receive a retirement benefit commencing on or after his or her Benefit Commencement Date. The benefit will be computed in accordance with Section 3.1, but will be reduced for early commencement of benefits before his or her Normal Retirement Date in accordance with the early commencement reduction provisions of the San Jose Water Company Retirement Plan, as in effect on the Benefit Commencement Date, applicable to vested employees who terminate before qualifying for early retirement thereunder.

     3.4 Alternative Forms of Benefits. A Participant may elect to receive his retirement benefits in the form a Straight Life Annuity or a Ten Year Certain and Life Option. A Participant who is married on his Benefit Commencement Date may also elect to receive his retirement benefit in the form of a Qualified Joint and Survivor Annuity. The benefit election of a Participant who is married on such date is not subject to spousal consent.

     3.5 Ten Year Certain and Life Option. A Participant who elects the Ten Year Certain and Life Option shall receive his retirement benefits in the form of a monthly annuity over his lifetime. If the Participant dies before one hundred and twenty
(120) monthly payments (hereinafter referred to as the "period certain") have been made the Participant's designated Beneficiary or Beneficiaries shall be entitled to share equally in the Participant's monthly retirement benefit for the remainder of such period certain. A Participant electing to receive his retirement benefits in such form must designate, as described in Section 3.6, one or more Beneficiaries to receive any remaining payments under the Plan after his death. If the Participant and the designated Beneficiary or Beneficiaries die within the period certain, the remaining payments shall be made to the estate of the designated Beneficiary who last received a payment under this Section 3.5.

     3.6 Beneficiary Designation. The Beneficiary designation of a Participant who elects to receive his retirement benefit in the form of a Ten Year Certain and Life Option shall be made on a form prepared by, and delivered to, the Committee prior to the expiration of the period certain. The Participant may revoke or change this designation at any time prior to the expiration of the period certain by delivering a subsequent form to the Committee.

     3.7 Calculation of Alternative Forms of Benefits. The amount of all benefit forms specified in Section 3.4 shall be determined in accordance with the provisions in the San Jose
Water Company Retirement Plan.

     3.8  Retiree Increases.

          (a) 1998 Retiree Benefit Increase. Subject to a ten percent (10%) maximum benefit increase, the monthly pension of each Participant (or Beneficiary in the case of a deceased Participant) shall be increased 0.138889% for each month or partial month which has elapsed from the date of the initial payment of retirement benefits to each Participant (or Beneficiary), up to and including February 28, 1998.

          (b) 2002 Retiree Benefit Increase. Subject to a ten percent (10%) maximum benefit increase, the monthly pension of each Participant (or Beneficiary in the case of a deceased Participant) shall be increased 0.212766% for each month or partial month which has elapsed from (i) the later of the date of the initial payment of benefits or March 1, 1998 to (ii) January 31, 2002.

     3.9 Qualified Preretirement Survivor Annuity. If a married Participant dies after his Accrued Benefit has vested, but before his Benefit Commencement Date, that Participant's surviving spouse will be entitled to a Qualified Preretirement Survivor Annuity if the surviving spouse had been married to the Participant as of the applicable retirement date or as of the earlier date of death of the Participant.

          (a) The Qualified Preretirement Survivor Annuity will become payable on the later of (1) the first day of the month coinciding with or next following the Participant's death, or
(2) the first date on which the Participant would have been eligible to receive a Qualified Joint and Survivor Annuity.

          (b) The Qualified Preretirement Survivor Annuity will be 50% of the amount the Participant would have received had the Participant terminated employment on the day before the Participant's death without having waived a Qualified Joint and Survivor Annuity. In the case of a vested Participant who dies on or before the date that he or she would have been eligible to receive a Qualified Joint and Survivor Annuity, the amount of the Qualified Preretirement Survivor Annuity will be computed as though the Participant had survived until he or she was eligible to receive a Qualified Joint and Survivor Annuity, retired at that time with an immediate Qualified Joint and Survivor Annuity, and died the next day.

     3.10 Death Benefit. If an unmarried Participant dies after his Accrued Benefit has vested, but before his Benefit
Commencement Date, that Participant's Beneficiary shall be entitled to a Death Benefit.

          (a) The Death Benefit will become payable on the later of (1) the first day of the month coinciding with or next following the Participant's death, or (2) the first date on which the Participant would have been eligible to receive a retirement benefit.

          (b) A Death Benefit will be equal to the monthly retirement benefit the Participant would have received had the Participant terminated employment on the day before the Participant's death and elected to receive the optional form of benefit described in Section 3.5 of the Plan. In the case of a vested Participant who dies on or before the date that such Participant would have been eligible to receive a retirement benefit, the amount of the Death Benefit will be computed as though the Participant had survived until he or she was eligible to receive a retirement benefit, retired at that time and elected to receive the optional form of benefit described in
Section 3.5 of the Plan, and died the next day.

     3.11 Adjustments to Benefits. The benefit calculated under this Article III with respect to each Participant referenced in Exhibit A shall be adjusted as set forth in Exhibit A with respect to such Participant.

IV.  VESTING

     4.1 Normal Vesting. A Participant shall vest in a percentage of his Accrued Benefit derived from Employer
Contributions, upon completion of Years of Service as follows:

          Years of Service     Vested Percentage
          ----------------     -----------------
           Less than 10              None
            10 or More               100%

     4.2 Change in Control. Notwithstanding Section 4.1, a Participant's Accrued Benefit shall become 100% vested if such Participant becomes entitled to a severance benefit under the SJW Corp Executive Severance Plan (the "Severance Plan") by reason of a qualifying termination thereunder.

V.  FUNDING NATURE OF THE PLAN

    The funds used for payment of benefits under this Plan and of the expenses incurred in the administration thereof shall, until such actual payment, continue to be a part of the general funds of the Company and no person other than the Company shall, by virtue of this Plan, have any interest in any such funds. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. The forgoing notwithstanding, in the event of a Change in Control, the Company shall arrange for the funding, immediately before the effective date of the Change in Control, of Accrued Benefits under the Plan under a trust which satisfies the requirements of Revenue Procedure 92-64 and/or such other statutory or regulatory requirements as are necessary to assure that Participants are not subject to Federal income taxation on either their accrued benefits or amounts contributed to such trust before their receipt of such benefits or assets.

VI.  ADMINISTRATION OF THE PLAN

     6.1 The Plan shall be administered by a Committee ("Committee"), the membership of which will be selected from time to time by the President and Chief Executive Officer of the Company. The Committee shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. The Committee's powers and duties shall include, but shall not be limited to, the following: (a) responsibility for the compilation and maintenance of all records necessary in connection with the Plan; (b) authorizing the payment of all benefits and expense of the Plan as they become payable under the Plan; (c) reduce or otherwise adjust amounts payable under the Plan if payments are made in error; and (d) authority to engage such legal accounting and other professional services as it may deem proper.
Decisions by the Committee shall be final and binding upon all parties.

     6.2 The Committee, from time to time, may allocate to one or more of its members or to any other person or persons or organizations any of its rights, powers, and duties with respect to the operation and administration of the Plan. Any such allocation shall be reviewed from time to time by the Committee and shall be terminable upon such notice as the Committee, in its sole discretion, deems reasonable and prudent under the circumstances.

     6.3 The members of the Committee shall serve without compensation, but all benefits payable under the Plan and all expenses properly incurred in the administration of the Plan, including all expenses properly incurred by the Committee in exercising its duties under the Plan, shall be borne by the Company.

VII.  AMENDMENTS AND TERMINATION

      7.1 The Board of Directors reserves the power at any time to terminate this Plan and to otherwise amend any portion of the Plan other than this Article VII; provided, however, that no such action after May 1, 2003 shall (i) reduce any Accrued Benefit (or any benefit hereunder based thereon) as of the date of such action or (ii) adversely affect a Participant's right to continue to vest in such Accrued Benefit in accordance with the terms of the Plan in effect immediately prior to such action.

     7.2 Notice of termination or amendment of the Plan, pursuant to Section 7.1, shall be given in writing to each Participant and beneficiary of a deceased Participant.

VIII.  MISCELLANEOUS

       8.1 The headings and subheadings of this instrument are inserted for convenience of reference only and are not to be considered in the construction of this Plan. Wherever appropriate, words used in the singular may include the plural, plural may be read as the singular and the masculine may include the feminine.

       8.2 The instrument creating the Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of California to the extent not preempted by ERISA. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective.
     8.3 Participation in this Plan shall not give to any employee the right to be retained in the employ of the Company nor any right or interest in this Plan other than is herein specifically provided.

     8.4 Any payment to a Participant or beneficiary or the legal representative of either, in accordance with the terms of this Plan shall to the extent thereof be in full satisfaction of all claims such person may have against the Company hereunder, which may require such payee, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Company.

     8.5 This Plan is intended to qualify for exemption from Parts II, III, and IV of ERISA, as amended, as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of such Act, and shall be so interpreted.

     8.6 Benefits under this Plan shall not be alienated, hypothecated or otherwise encumbered, and to the maximum extent permitted by law such benefits shall not in any way be subject to claim of creditors or liable to attachment, execution or other process of law.

     8.7 If an individual entitled to receive retirement benefits is determined by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they shall be paid to the duly appointed and acting guardian, if any, and if no such guardian is appointed and acting, to such person as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

     8.8 If the Committee is unable to make the determinations required under this Plan in sufficient time for payments to be made when due, the Committee shall make the payments upon the completion of such determinations with interest at a reasonable rate from the due date and may, at its option, make provisional payments, subject to adjustment, pending such determination.

     8.9 For purposes of this Plan, actuarial equivalents shall be determined on the basis of mortality tables and interest factors most recently employed for the purpose of the San Jose
Water Company Retirement Plan.

     IN WITNESS WHEREOF, San Jose Water Company has caused its authorized officers to execute this instrument in its name and on its behalf.


                              SAN JOSE WATER COMPANY


__________________________    By: ___________________________



                          EXHIBIT A
                           TO THE
           EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN


     (a)  In computing John Weinhardt's benefit under Section
3.1 of the Plan, he shall receive an additional eight and one quarter tenths of one percent (.825%) of Final Average Compensation for each year of service as President and Chief Executive Officer of the Company. In addition, Mr. Weinhardt shall be entitled to a supplemental benefit of payment of $225,000, which shall be fully vested upon his retirement and payable in equal monthly installments over the thirty-six (36) month period beginning August 1, 2002 and ending July 31, 2005.

     (b) If Barbara Y. Nilsen retires on March 1, 1998, then the benefit to which she is entitled under Section 3.1 of the Plan shall be increased by $40,000 in the first year, $30,000 in the second year, and $20,000 in the third year of retirement.

     (c)  In computing Frederick Meyer's benefit under Section
3.1 of the Plan, he shall receive an additional two and one-half
(2 1/2) Years of Service credit and shall be deemed to be 2 1/2 years of age older at the time he retires.

     (d) In computing the benefits under Article III for any Participant who becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination of employment after a Change in Control, such Participant shall be credited with an additional number of Years of Service and years of age equal to the number of years of cash severance benefits to which such Participant is entitled under the Severance Plan (or if the severance benefit is paid in a lump sum, the number of years of salary or compensation on which such lump sum severance payment is based). In no event, however, shall any benefit be payable hereunder earlier than it otherwise would have been paid by reason of the crediting of such additional Years of Service and age.

     (e) If W. Richard Roth terminates employment before his Normal Retirement Date, the benefit to which he is entitled under Section 3.2 or 3.3 of the Plan shall be the full annual amount computed in accordance with Section 3.1 of the Plan, without any reduction for early commencement of benefits. In addition, in computing Mr. Roth's Final Average Compensation for purposes of computing his benefit under Article 3, his actual annual bonus for each year on and after 2003 shall be deemed to be the greater of such actual bonus or his target bonus for such year. If Mr. Roth becomes entitled to a severance benefit under the Executive Severance Plan by reason of a qualifying termination of employment after a Change in Control, he shall be credited with such additional service and years of age, if any, as is necessary, after application of paragraph (e) above, to qualify him for benefits that would be payable had he terminated employment after qualifying for an Early Retirement Date, provided that no benefit shall be payable before his actual 55th birthday.